Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

Ecolocap Solutions Inc. (ECOS) Moves to Commercialize Nano Lithium Battery and M-Fuel in Several Markets Worldwide

ECOS CEO Michael Siegel issues update on ECOS Global Operations:

In North America Ecolocap Solutions Inc. is moving forward with the establishment of an advanced nano lithium battery manufacturing complex in Native American tribal lands. The company’s executives will meet with tribal leaders in December to plan implementation, and remain focused on minimizing manufacturing costs in order to make the technology highly competitive with high-capacity lead acid cells. Negotiations are expected to conclude by the 1st quarter of next year.

M-Fuel samples have arrived for testing in the US, where ECOS will duplicate the Korean testing that has already demonstrated increased efficiency, along with reductions in both emissions and cost, versus traditional diesel. Following the fuel samples are the demonstration M-Fuel and Biodiesel processors which will be used to establish a demonstration center in the Chicago area for ECOS technologies.

Europe: In Holland, Ecolocap Solutions Inc. and MEGAS have approved the final sample battery design and delivery of test batteries is expected 1st quarter of next year.  This testing is the last step before completion of the final design for the battery to be produced by MEGAS. The company is also in the process of supplying additional batteries for independent testing by companies in both electric vehicle and power storage applications, and is moving rapidly to bring this revolutionary technology to market in Europe.

Asia:  India (Argentum Group) has just finished successfully testing the advanced nano lithium battery for longevity and EcoloCap Solutions Inc. anticipates being able to publicize the results shortly. Preliminary results demonstrate that the innovative design of these batteries allows them to meet and exceed life cycle requirements of standard lithium batteries, which translates into an improved return on investment for the many high-tech companies for whom battery life is a critical factor. Additionally ECOS and Argentum are working diligently to finalize the operational structure that will commercialize the batteries in India.

M-Fuel: EcoloCap Solutions Inc. has also agreed to partner with Argentum Group to provide ArcelorMittal with M-fuel for their steel production facility in Kazakhstan. The Accor-Mittal plant demands up to 60 tons per hour of Mazut oil, which is equivalent to a heavy fuel oil 100 or Bunker C. The steel furnaces are heavy polluters and EcoloCap's system will provide not only a cost benefit, but a reduction of 98 % on particulate emissions and 60% or greater overall emissions.  EcoloCap has been working on this program with Accor-Mittal since July and management is excited to see the project move to the next phase. Argentum has already established representative offices in Almaty, Kazakhstan, and Michael Siegel, along with Sheetal Singh of  Argentum, will be traveling to finalize the Kazakhstan – M-Fuel project.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that  focus on applied nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include the Nano Li rechargeable battery that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com
This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB